Mr. Patrick Puzzuoli
Duff & Phelps Corporation
55 E 52nd St., Fl. 31
New York, NY 10055

March 7, 2011

Dear Patrick:

Effective March 7, 2011, you have been appointed Executive Vice President and Chief Financial Officer (“CFO”) of Duff & Phelps Corporation (the “Company”).  In connection with your serving the Company as CFO, this letter agreement sets forth the terms and conditions under which you may receive severance and other benefits in connection with the termination of your employment with the Company.

Termination Not For Cause

In the event your employment with the Company is terminated by the Company other than for “Cause” (as defined in Exhibit A attached hereto) (and other than termination by reason of your death or disability), and you execute a general release reasonably acceptable to the Company, you shall be paid, within thirty (30) days after the applicable date of termination, a cash lump sum payment equal to the sum of: (a) any accrued but unpaid salary as payable through such date of termination; (b) one times your annual base salary as of the date of termination; and (c) should you elect continuation of the medical and dental benefits under COBRA, payment of your costs for such coverage for a period of up to one year following the applicable date of termination.  In addition, in the event your employment with the Company is terminated other than for Cause prior to the first anniversary of the date of this letter agreement, you shall be entitled to receive an additional lump sum payment equal to the pro-rated amount of your target cash bonus for the portion of any period for which your cash bonus has not yet been paid.

Termination Following a Change of Control

In the event your employment with the Company is terminated by the Company other than for “Cause” within eighteen (18) months following a “Change of Control” (as defined in Exhibit A attached hereto), in addition to the amounts payable to you pursuant to the immediately preceding paragraph, within thirty (30) days after the applicable date of termination, you shall be entitled to receive:  (a) one times your then target cash annual bonus (as determined from time to time by the Compensation Committee of the Board of Directors of the Company); and (B) full and immediate vesting of all equity or equity-based awards (including stock options) then held by you.

Any amounts payable to you hereunder shall be in lieu of any severance or other payments that you might be entitled to under the Company’s policies or otherwise.

Withholdings and Deductions

All amounts required or authorized to be deducted or withheld, including applicable federal, state and local withholding taxes and deductions authorized by you or required by law, shall be deducted from all payments set forth in this letter agreement.

No Other Severance, Payments or Benefits

Other than as provided under this letter agreement, you shall not be entitled to any severance or other payments or benefits in connection with the termination of your employment under any of the Company’s policies or otherwise, other than any earned but unpaid wages or other vested benefits (such as 401(k)) as of the date of the termination of your employment with the Company.

At-Will Employment

Notwithstanding anything to the contrary contained herein, you remain an “employee at will” and nothing in this letter agreement shall be construed as providing you with any guarantee of continued employment with the Company.

Successors and Assigns

This letter agreement shall be binding upon and inure to the benefit of the Company and any successor organization which shall succeed to the Company by merger or consolidation or operation of law, or by acquisition of assets of the Company.  You may not assign this letter agreement.

Entire Agreement; Counterparts

This letter agreement, together with your offer letter and other documents entered into in connection with equity and equity-based awards, sets forth the entire agreement between the parties with respect to its subject matter, and merges and supersedes all prior discussions, representations, proposals, agreements and understandings of every kind and nature between us, and neither party shall be bound by any term or condition other than as expressly set forth, or provided for, in this letter agreement.  This letter agreement may not be changed or modified except by an agreement in writing, signed by the parties hereto.  This letter agreement may be executed in any number of counterparts each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement.

Governing Law

This letter agreement and any disputes between you and the Company shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to its conflict of laws rules.

Please sign below where indicated to indicate your acknowledgement and acceptance of the terms of this letter agreement.

Sincerely,

/s/ Noah Gottdiener

Noah Gottdiener
President and Chief Executive Officer

ACKNOWLEDGED AND AGREED:

/s/ Patrick Puzzuoli
Patrick Puzzuoli

EXHIBIT A

For purposes of this letter agreement, “Cause” shall mean:  (i) your commission of a willful act of fraud, embezzlement or misappropriation of any money or properties of the Company or any of its subsidiaries or affiliates (other than an insubstantial and unintentional misappropriation that has been remedied within ten (10) days after your receipt of notice of such misappropriation); (ii) your indictment relating to any violation of any federal or state securities law or fraud; (iii) your indictment for any felony or crime that causes a material adverse effect to any of the Company or any of its subsidiaries or affiliates; (iv) to the extent not covered by (i) to (iii) above, your conviction of, or plea of no contest to, any misdemeanor involving moral turpitude or any felony; (v) your being enjoined from violating any federal or state securities law or being determined to have violated any such law which impairs or prohibits you from performing services or duties commensurate with your position with the Company; (vi) your engaging in willful or reckless misconduct in connection with any activity, the purpose or effect of which materially and adversely affects any of the Company or any of its subsidiaries or affiliates; or (vii) your becoming barred or prohibited by the Securities and Exchange Commission from holding your position with the Company or any of its subsidiaries or affiliates.

(a)         For purposes of this letter agreement, a "Change in Control" shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

(i)           any person or entity (each, a “Person”) is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates) representing 50% or more of the combined voting power of the Company's then outstanding securities, excluding any Person who becomes such a beneficial owner in connection with a transaction described in clause (a) of paragraph (iii) below; or

(ii)           the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the board of directors of the Company (the “Board”)  and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company's stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or;

(iii)           there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation or other entity, other than (a) a merger or consolidation which results in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, at least 50% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation or (b) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates) representing 50% or more of the combined voting power of the Company's then outstanding securities; or

(iv)           the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

Notwithstanding the foregoing, a "Change in Control" shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity that owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.